Exhibit 6.10

LEASE AGREEMENT

This Lease Agreement is made and entered into this day of May 23, 2018 by and between DCREI, LLC ("Landlord") with its principal address at 2864 Brannick place, San Diego, CA 92122, and TVPage, Inc. a California corporation with its principle address at 6827 Nancy Ridge Drive, San Diego, CA. 92121 ("Tenant").

The parties agree as follows:

1.          PREMISES AND TERM. Landlord leases to Tenant the office space of the second floor of a certain building at 6827 Nancy Ridge Drive, San Diego, CA. 92121 (the "Premises") for a term beginning on July 01, 2018 and ending on June 30, 2025, a total of five (5) years (the "Lease"). The Premises consists of total of 5,062 square feet.

2.          RENT. Tenant agrees to pay Landlord as rent $1.00 per square foot per month ($5,062). Tenant shall pay the rent in quarterly payments of $15,186 via wire to the same Chase Bank account, commencing July 01/2018. Upon each anniversary of this Lease, rent shall be increased by 1%. All sums shall be paid at the address of Landlord, or at such other place as Landlord may designate in writing. Delinquent payments shall draw interest at 5% per annum. Tenant is allowed to terminate this Lease at any time with 90 days advance written notice.

3.          POSSESSION. Tenant shall be entitled to possession on the first day of the lease term, and shall yield possession to Landlord at the termination of this lease.

4.          USE. Tenant shall use the premises only for office and testing/product development.

5.          CARE AND MAINTENANCE. Tenant has inspected the Premises and found it be in good condition. Landlord is responsible to maintain the HVAC, electrical, plumbing systems, roof, exterior walls foundation, and sewer in good condition.

Landlord shall not be liable for failure to make any repairs or replacements unless Landlord fails to do so within 14 days after written notice from Tenant. Tenant shall maintain the premises in a reasonably safe, serviceable, clean and presentable condition, and except for the repairs and replacements provided to be made by Landlord above, shall make all repairs, replacements and improvements to the premises, including all changes, alterations or additional ordered by any lawfully constituted Government authority directly related to tenants use of the premises. Tenant shall make no structural changes or alterations without the prior written consent of Landlord. Landlord shall not be liable for damages for failure to perform as herein provided. or for any stoppage for needed repair or for improvements or arising from causes beyond the control of Landlord, provided Landlord uses reasonable diligence to resume such services.

6.          UTILITIES AND SERVICES. Tenant shall pay its portion of utilities, including electricity, telephone, internet, waste management, water and alarm system. Landlord shall maintain landscaping and pest control at its expense.

7.          SURRENDER. Upon the termination of this lease, Tenant will surrender the premises to Landlord in good and clean condition, except for ordinary wear and tear or damage. Continued possession, beyond the term of this Lease and acceptance of rent by Landlord shall constitute a month-to month extension of this Lease.

8.          ASSIGNMENT AND SUBLETTING. No assignment or subletting, either voluntary or by operation of law shall be effective without the prior written consent of Landlord, which consent shall not unreasonably be withheld.

9.          INSURANCE. Landlord shall, during the term of this Lease, maintain adequate coverage on the building to ensure that it is capable of satisfying its obligations hereunder in full; and Tenant shall maintain adequate coverage to insure its property maintained on the premises. Moreover, Tenant shall obtain commercial general liability insurance in the amount of at least $1M aggregate per location. This policy shall be endorsed to include the Landlord as an additional insured.

10.          LIABILITYFOR DAMAGE. Each party shall be liable to the other for all damage to the property of the other negligently, recklessly or intentionally caused by that party (or their agents, employees or invites}, except to the extent the loss is insured and subrogation is waived under the owner's policy.

11.          IDEMNITY. Except for the negligence of Landlord, Tenant will protect, defend, and indemnify Landlord from and against any and all loss, costs, damage and expenses occasioned by, or arising out of, any accident or other occurrence causing or inflicting injury or damage to any person or property, happening or done in, upon or about the premises, or due directly or indirectly to the tenancy, use or occupancy thereof, or any part thereof by Tenant or any person claiming through or under Tenant.

12.          DAMAGE. In the event of damage to the premises, so that Tenant is unable to conduct business on the premises, this Lease may be terminated at the option of either party. Such termination shall be effected by notice of one party to the other within twenty days after such notice; and both parties shall thereafter be released from all future obligations hereunder.

13.          MECHANICS' LINEs. Neither Tenant, nor anyone claiming by, through, or under Tenant, shall have the right to file any mechanic's lien against the premises. Tenant shall give notice in advance to all contractors and subcontractors who may furnish, or agree to furnish, any material, service or labor for any improvement on the premises.

14.          DEFAULT, NOTICE OF DEFAULT AND REMEDIES. In the event Tenant is default on any of its obligations hereunder, Landlord shall give Tenant a written notice specifying the default and give the Tenant ten (10) days in which to correct the default. If there is a default (other than for nonpayment of a monetary obligation of Tenant, including rent) that cannot be remedied in the (10) days by diligent efforts of the Tenant, Tenant shall propose an additional period of time in which to remedy the default. The consent to additional time shall not be unreasonably withheld by Landlord. Landlord shall not be required to give Tenant any more than three notices for the same default within any 365 days period.

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In the event Tenant has not remedied a default in a timely manner following a Notice of Default, Landlord may proceed with all available remedies at law or in equity, including but not limited to the following: (1) Termination. Landlord may declare this Lease to be terminated and shall give Tenant a written notice of such termination. In the event of termination of this Lease, Landlord shall be entitled to prove claim for and obtain judgment against Tenant for the balance of the rent agreed to be paid for the term herein provided, plus all expenses of Landlord in regaining possession of the premises.

15.          SIGNS. Tenant shall be entitle to make exclusive use of the monument sign at the front of the building as well as place a sign on the entrance to the Premises (from the side of the building).

16.          NOTICES AND DENANDS. All notices shall be given to the parties hereto at the addresses designated unless either party notifies the other, in writing, of a different address. Without prejudice to any other method of notifying a party in writing or making a demand or other communication, such notice shall be considered given under the terms of this Lease when it is deposited in the U.S. Mall, registered or certified, property addressed, return receipt requested, and postage prepaid.

17.          ENTIRE AGREEMENT; PROVISIONS BINDING. Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs, administrators, executors and assigns of the parties hereto. The terms of this agreement apply in their entirety to the Lease and replace and supersede any previous or other agreement or understanding, whether written or oral.

Landlord
DCREI, LLC

/s/ David Caidar
By David Caidar
Title: President

Tenant
TVPage, Inc.

/s/ Allon Caidar
By Allon Caidar
Title: CEO
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AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT to the Lease Agreement dated May 23, 2018 (the “2018 Lease”) is made and entered into as of December 18, 2020 by and between DCREI, LLC ("Landlord"), and TVPage, lnc. a California corporation ("Tenant").

WHEREAS, the COVID-19 Pandemic has dramatically reduced both the Tenant’s cash ﬂow and the Tenant’s need for oﬃce space;

NOW THEREFORE, the parties agree as follows:

1.	PREMISES: Eﬀective as of April 1, 2020 the Premises shall be reduced to 1 ,709 square feet.

2.
RENT. Eﬀective as of April 1, 2020, Tenant agrees to pay Landlord as rent $1.17 per square foot per month ($2,000) and shall pay the rent in quarterly payments of $6,000.00, via wire to the Landlord’s Chase Bank account. The rent shall be increased by 3% each April 1st.

3.
APRIL 1 2020 - MARCH 31, 2021. Since the COVID-19 Pandemic has dramatically decreased the Tenant’s cash ﬂow, Landlord agreed to accept the $2,000 monthly rent in the form of the convertible note attached hereto as Exhibit A for the period of April 1, 2020 through March 31, 2021.

In addition to the capitalized terms deﬁned herein, all capitalized terms shall carry the same meaning attributed to such terms in the 2018 Lease.

All other provisions of the 2018 Lease not changed by this Amendment shall remain in full force and eﬀect.

Landlord	Tenant
DCREI, LLC	TVPage, Inc.

/s/ David Caidar	/s/ Allon Caidar
By: David Caidar	By: Allon Caidar
Title: President	Title: CEO

EXHIBIT A

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

TVPAGE, INC.

CONVERTIBLE  PROMISSORY  NOTE

FOR VALUE RECEIVED, TVPAGE, INC., a California corporation (the “Company”), promises to pay to DCREI, LLC (“Investor”), or its registered assigns, in lawful money of the United States of America the Principal Sum (as defined in Section 5 of this Note), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to eight percent (8%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 31, 2021 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by the Investor or made automatically due and payable, in each case, in accordance with the terms hereof. If the Company consummates a Change of Control (as defined in Section 5 of this Note) prior to the date on which this Note has been paid in full, including all accrued and unpaid interest (whether prior to, on or after the Maturity Date), all principal and accrued and unpaid interest due under this Note, plus an additional amount equal to 20% of the then outstanding principal amount of this Note, shall become due and payable upon the closing of the Change of Control (the “Change of Control Payment”); provided that the Company shall be permitted to satisfy such payment obligation by paying the Change of Control Payment in cash or in the form of (and in proportion to) the consideration payable to the Company or its equity-holders in the Change of Control, such form to be determined in the Company’s sole discretion.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.	Payments.

(a)	Interest. Accrued interest on this Note shall be payable at maturity.

(b)          Voluntary Prepayment. This Note may be prepaid, with the written consent of the Investor.

2.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)          Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay;

(b)          Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;

(c)          Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Investor in writing in connection with this Note, or as an inducement to Investor to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

(d)          Acceleration of Indebtedness. Any default or failure to perform shall occur with respect to any agreements with third parties to the extent that such defaults or failures to perform result in acceleration of the maturity of any indebtedness in excess of $250,000;

(e)          Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vi) take any action for the purpose of effecting any of the foregoing; or

(f)          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

              3.          Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(d) or 2(e)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(d) and 2(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

4.	Conversion.

(a)          Automatic Conversion upon a Qualified Financing. In the event the Company consummates, prior to repayment, cancellation or conversion of this Note, an equity financing pursuant to which it sells shares of its preferred stock (the “Financing Stock”) with aggregate gross proceeds of not less than $2,000,000 (including all promissory notes that may be converted into or exchanged for Financing Stock) (a “Qualified Financing”), then all principal, together with all accrued and unpaid interest under this Note shall automatically convert into shares of Financing Stock. This Note shall convert into Financing Stock issued in the Qualified Financing at the Purchase Price (as defined below) and otherwise on the same terms as the other investors purchasing Financing Stock in the Qualified Financing.

(b)	Voluntary Conversion.

A.          Non-Qualified Financing. In the event the Company consummates, prior to repayment, cancellation or conversion of this Note, an equity financing pursuant to which it sells shares of Financing Stock with an aggregate sales price of less than $2,000,000 (including all promissory notes that may be converted into or exchanged for Financing Stock) (a “Non-Qualified Financing”), then all principal together with any accrued and unpaid interest on this Note, may, at the option of the holder of this Note, be converted into shares of Financing Stock at the Purchase Price. This Note shall convert into Financing Stock issued in the Non-Qualified Financing at the Purchase Price (as defined below) and otherwise on the same terms as the other investors purchasing Financing Stock in the Non-Qualified Financing.

B.          General Voluntary Conversion Option. Anything herein to the contrary notwithstanding, at the option of the Investor, at any time prior to repayment, cancellation or conversion of this Note, any Investor can request conversion of any outstanding amounts owed under this Note (“Voluntary Conversion Option”). In such case, all principal together with any accrued and unpaid interest on this Note, may, at the option of the holder of this Note, be converted into shares of preferred stock on the same terms as the Financing Stock, and if there is no Financing Stock, a class of preferred stock with similar terms applicable to the Series B Preferred Stock of the Company, at the Purchase Price.

(c)	Conversion Procedure.

                                        (i)          Conversion Pursuant to Section 4(a). If this Note is to be automatically converted pursuant to Section 4(a), written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the conversion to be effected, specifying the conversion price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon such Investor to surrender to the Company, in the manner and at the place designated, the Note. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers participating in the Qualified Financing or Non-Qualified Financing, as the case may be, including a purchase agreement, an investors’ rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a lock-up agreement in connection with an Initial Public Offering). Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon the closing of the Qualified Financing this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iii). Any automatic conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)          Voluntary Conversion Pursuant to Section 4(b). Before Investor shall be entitled to voluntarily convert this Note into shares under Section 4(b), it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(b). Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company a purchase agreement, an investors’ rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a lock-up agreement in connection with an Initial Public Offering) entered into by other purchasers of Financing Stock. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(iii). Any voluntary conversion of this Note pursuant to Section 4(b) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(c)(ii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

                                          (iii)          Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid to Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d)	Notices of Record Date. In the event of:

(i)          Any taking by Company of a record of the holders of any class of securities of Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)          Any capital reorganization of Company, any reclassification or recapitalization of the capital stock of Company or any transfer of all or substantially all of the assets of Company to any other Person or any consolidation or merger involving Company; or

(iii)	Any voluntary or involuntary dissolution, liquidation or winding- up of Company,

Company will mail to Investor at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; and (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

5.          Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Principal Sum” shall mean the difference between the amount of rent due on the property located at 6827 Nancy Ridge Drive, San Diego, CA 92121 and the amount of rent actually paid DCREI, LLC starting as of April 1, 2020. The Principal Sum, shall be added to, for each month in which there was a difference between the amount of rent due and the actual rent paid (“Rent Sum”). Interest shall be calculated as of the month in which said Rent Sum is added to the Principal Sum.

“Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Company’s jurisdiction of incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company.

“Event of Default” has the meaning given in Section 2 hereof.

“Initial Public Offering” shall mean the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of the Company’s Common Stock.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post- petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Price” shall mean 75% of the per share price paid by other purchasers of the Financing Stock for cash in the Qualified Financing, or Non-Qualified Financing, as applicable. The foregoing notwithstanding, in the event of a Voluntary Conversion Option, the Purchase Price be the price per share determined by dividing $12,000,000 by the number of shares of Common Stock outstanding immediately prior to the closing of the Corporate Transaction (determined on an as converted, fully diluted basis, assuming full conversion and exercise of all outstanding securities other than this Convertible Promissory Note and other Convertible Promissory Notes explicitly excluded) (the “Default Price Per Share”). Furthermore, in no event shall the Purchase Price for any Financing Stock issued by conversion of this Note hereunder ever be higher than the Default Price Per Share.

              6.          Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, as hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Debt. For purposes of this Note, “Senior Debt” shall mean: (a) any indebtedness of the Company (plus interest, premium and penalties due from or arising out of such indebtedness, or any refinancing thereof): (i) for borrowed funds from banks or other institutional or venture lenders regularly engaged in the business of lending money; (ii) due to the sellers or lessors of any real or personal property to the Company; or (iii) for reimbursement obligations with respect to letters of credit; and (b) any debentures, notes or other evidences of indebtedness issued in exchange for any of the foregoing indebtedness, or any indebtedness arising from the satisfaction of such indebtedness by a guarantor. Notwithstanding anything herein to the contrary, (i) no payment of principal or interest shall be made on this Note if, but only as long as, there exists any default, or the existence of any event which, with the giving of notice, would constitute a default, in the payment of Senior Debt, as determined by the terms of any such Senior Debt and (ii) any failure to make any such payment pursuant to the provisions of clause (i) above shall not be deemed an Event of Default (as herein defined). Investor shall execute, at or following the date hereof, as the case may be, all subordination documents or agreements in form and substance reasonably satisfactory to holders or proposed holders of Senior Debt necessary to effectuate the terms of the foregoing or such additional or different terms as may be reasonably requested by the holders or proposed holders of Senior Debt.

7.	Miscellaneous.

(a)          Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i)          Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)          With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect); provided, however, that the foregoing obligation of Investor shall not apply in the event there is then in effect a registration statement under the Securities Act of 1933 covering the proposed offer, sale or other disposition and such offer, sale or other disposition is made in accordance with such registration statement. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to any applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iii)          Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

(b)          Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investor.

                           (c)          Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed, emailed or delivered to each party as follows: (i) if to an Investor, at such Investor’s address, electronic mail address or facsimile number set forth on the signature page hereto, or at such other address or number as such Investor shall have furnished the Company in writing, or (ii) if to the Company, to the attention of the Chief Executive Officer of the Company at TVPAGE, INC., 6827 Nancy Ridge Drive, San Diego, CA 92121, kwilson@tvpage.com, or at such other address or electronic mail address as the Company shall have furnished to the Investor in writing. All such notices and communications will be deemed effectively given the earlier of (A) when received, (B) when delivered personally, (C) on the same business day upon being delivered by facsimile (with receipt of appropriate confirmation) or electronic mail, (D) one business day after being deposited with an overnight courier service of recognized standing or (E) four calendar days after being deposited in the U.S. mail, first class with postage prepaid.

(d)          Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e)          Expenses. Each of the Company and the Investor shall be solely responsible for and shall pay when due all costs and expenses that such party incurs with respect to the negotiation, execution, delivery and performance of this Note.

(f)          Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g)          Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h)          Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

(i)          Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre- judgment remedies under applicable law.

(j)          Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

The Company has caused this Note to be issued as of April 1, 2020.

TVPAGE INC. By: /s/ Katie Wilson Name: Katie F. Wilson Title: Director of Finance

By: /s/ David Caidar INVESTOR

Address:

[Signature Page to TVPage, Inc. Convertible Note]

2022 AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT to the Lease Agreement dated May 23, 2018, as amended, (the “2018 Lease”) is made and entered into as of January 5, 2022 by and between the undersigned parties:

1.	PREMISES: The Tenant shall continue to occupy 1,709 square feet of the second floor.

2.	TERM: Current Term ends June 30, 2023.

3.
OPTION: Upon written notice to the Landlord, the Tenant shall be able to increase the occupied square footage. If Tenant opts to increase the square footage, the Rent shall be adjusted to the then market rate (comparable rates in the area), and the term shall be extended for an additional three (3) years. Rent shall continue to increase by 3% annually.

4.
The Tenant, TVPage, Inc., a California Corporation is in the process of changing its incorporation to a Delaware corporation. The undersigned agree that the 2018 Lease as amended shall be assigned to TVPage, Inc., a Delaware Corporation, effective as of the date of incorporation in Delaware. This assignment shall be binding upon and inure to the benefit of the parties and their respective successor and assigns

In addition to the capitalized terms defined herein, all capitalized terms shall carry the same meaning attributed to such terms in the 2018 Lease.

All other provisions of the 2018 Lease not changed by this Amendment shall remain in full force and effect.

Landlord
DCREI, LLC

/s/ David Caidar
By: David Caidar
Title: President

Tenant
TVPage, Inc.

/s/ Allon Caidar
By: Allon Caidar
Title: CEO